Exhibit 99.1

SMALL GIANT GAMES OY

Report of Independent Auditors

The Board of Directors and Shareholders of
Small Giant Games Oy

We have audited the accompanying financial statements of Small Giant Games Oy, which comprise the balance sheet as of December 31, 2017, and the related statements of operations, comprehensive loss, stockholders’ deficit and cash flows for the year then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion.

An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Small Giant Games Oy at December 31, 2017, and the results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

San Francisco, CA

March 20, 2019

Small Giant Games Oy

Balance Sheets

(In thousands)

	December 31,	September 30,
	2017	2018
Assets		(unaudited)
Current assets:
Cash	$5,600	$30,933
Accounts receivable, net of allowance of $0 at December 31, 2017 and September 30, 2018 (unaudited)	6,887	18,039
Prepaid expenses	449	445
Total current assets	12,936	49,417
Property and equipment, net	76	112
Other non-current assets	49	81
Total assets	$13,061	$49,610
Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$9,272	$20,675
Income tax payable	—	2,353
Deferred revenue	21,987	69,481
Current portion of long-term debt	35	983
Other current liabilities	1,350	2,592
Total current liabilities	32,644	96,084
Long-term debt	453	—
Other non-current liabilities	73	—
Total liabilities	33,170	96,084
Stockholders’ deficit:
Convertible preferred stock (Class C), no par value - shares authorized and outstanding: 44,988 as of December 31, 2017 and 52,811 as of September 30, 2018 (unaudited); liquidation preference: $5,606 as of December 31, 2017 and $9,681 as of September 30, 2018 (unaudited)	5,606	9,681
Convertible preferred stock (Class B), no par value - shares authorized and outstanding: 41,029 as of December 31, 2017 and September 30, 2018 (unaudited); liquidation preference: $2,942 as of December 31, 2017 and September 30, 2018 (unaudited)	2,942	2,942
Common stock (Class A), no par value - shares authorized: 144,485 shares as of December 31, 2017 and 148,732 shares as of September 30, 2018 (unaudited); shares outstanding: 126,200 shares as of December 31, 2017 and 130,168 shares as of September 30, 2018 (unaudited)	4,032	5,083
Accumulated other comprehensive income (loss)	(1,386)	(337)
Accumulated deficit	(31,303)	(63,843)
Total stockholders’ deficit	(20,109)	(46,474)
Total liabilities and stockholders’ deficit	$13,061	$49,610

See accompanying notes to financial statements.

Small Giant Games Oy

Statements of Operations

(In thousands)

	Year Ended December 31,	Nine Months Ended September 30,
	2017	2018	2017
Revenue:		(unaudited)
Online game	$8,504	$62,335	$2,449
Advertising	1,605	4,295	754
Total revenue	10,109	66,630	3,203
Costs and expenses:
Cost of revenue	9,266	34,687	3,852
Research and development	2,051	3,249	1,470
Sales and marketing	24,253	57,749	11,887
General and administrative	1,032	1,073	627
Total costs and expenses	36,602	96,758	17,836
Loss from operations	(26,493)	(30,128)	(14,633)
Interest expense	(21)	(95)	(7)
Other income, net	322	256	320
Loss before income taxes	(26,192)	(29,967)	(14,320)
Provision for income taxes	15	2,573	6
Net loss	$(26,207)	$(32,540)	$(14,326)

See accompanying notes to financial statements.

Small Giant Games Oy

Statements of Comprehensive Loss

(In thousands)

	Year Ended December 31,	Nine Months Ended September 30,
	2017	2018	2017
		(unaudited)
Net loss	$(26,207)	$(32,540)	$(14,326)
Other comprehensive (loss) income:
Change in foreign currency translation adjustment	(688)	1,049	(147)
Other comprehensive (loss) income, net of tax:	(688)	1,049	(147)
Comprehensive loss:	$(26,895)	$(31,491)	$(14,473)

See accompanying notes to financial statements.

Small Giant Games Oy

Statements of Stockholders’ Deficit

(In thousands, except share amounts)

	Class C Convertible Preferred Stock		Class B Convertible Preferred Stock		Class A Common Stock		Accumulated Other Comprehensive	Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Income (Loss)	Deficit	Deficit
Balances at December 31, 2016	—	$—	41,029	$2,942	126,200	$2,932	$(698)	$(5,096)	$80
Issuance of stock, net	44,988	5,606	—	—	—	—	—	—	5,606
Stock-based compensation expense	—	—	—	—	—	1,100	—	—	1,100
Net loss	—	—	—	—	—	—	—	(26,207)	(26,207)
Other comprehensive loss	—	—	—	—	—	—	(688)	—	(688)
Balances at December 31, 2017	44,988	$5,606	41,029	$2,942	126,200	$4,032	$(1,386)	$(31,303)	$(20,109)
Issuance of stock, net (unaudited)	7,823	4,075	—	—	—	—	—	—	4,075
Exercise of stock options (unaudited)	—	—	—	—	3,968	152	—	—	152
Stock-based compensation expense (unaudited)	—	—	—	—	—	899	—	—	899
Net loss (unaudited)	—	—	—	—	—	—	—	(32,540)	(32,540)
Other comprehensive loss (unaudited)	—	—	—	—	—	—	1,049	—	1,049
Balances at September 30, 2018 (unaudited)	52,811	$9,681	41,029	$2,942	130,168	$5,083	$(337)	$(63,843)	$(46,474)

See accompanying notes to financial statements.

Small Giant Games Oy

Statements of Cash Flows

(In thousands)

	Year Ended December 31,	Nine Months Ended September 30,
	2017	2018	2017
Cash flows from operating activities:		(unaudited)
Net loss	$(26,207)	$(32,540)	$(14,326)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation	6	32	1
Stock-based compensation expense	1,100	899	348
Changes in operating assets and liabilities:
Accounts receivable, net	(6,476)	(11,618)	(4,001)
Prepaid expenses and other assets	(405)	(41)	(246)
Accounts payable	8,747	11,937	6,813
Deferred revenue	20,797	49,287	9,388
Income tax payable	—	2,414	—
Other liabilities	1,103	894	(200)
Net cash (used in) provided by operating activities	(1,335)	21,264	(2,223)
Cash flows from investing activities:
Acquisition of property and equipment	(77)	(71)	(44)
Net cash used in investing activities	(77)	(71)	(44)
Cash flows from financing activities:
Proceeds from issuance of preferred stock, net	5,606	4,075	5,606
Proceeds from issuance of common stock	—	152	—
Proceeds from long-term debt	—	857	—
Repayments of long-term debt	—	(35)	—
Net cash provided by financing activities	5,606	5,049	5,606

Effect of exchange rate changes on cash	748	(909)	603

Net change in cash	4,942	25,333	3,942
Cash, beginning of period	658	5,600	658
Cash, end of period	$5,600	$30,933	$4,600

See accompanying notes to financial statements.

Small Giant Games Oy

Notes to Financial Statements

1. Overview and Summary of Significant Accounting Policies

Organization and Description of Business

Small Giant Games Oy ("Small Giant", "we" or the "Company") is a provider of mobile game services. We develop, market and operate social games as live services played on mobile platforms such as iOS and Android. Our flagship game, Empires & Puzzles, is free to play and we generate revenue through the sale of in-game virtual items and advertising services. Our operations are headquartered in Helsinki, Finland.

Basis of Presentation

The accompanying audited and unaudited financial statements are presented in accordance with United States generally accepted accounting principles (“U.S. GAAP”). The Company’s functional currency is the Euro, while the amounts presented in the financial statements are in U.S. Dollars. Accordingly, the statements of operations were translated using the period average exchange rate, while assets and liabilities were translated using the period-end spot rate and stockholders’ deficit balances were translated using the historical exchange rate. We record translation gains and losses in accumulated other comprehensive income (loss) as a component of stockholders’ deficit.

Unaudited Financial Information

The accompanying balance sheet as of September 30, 2018, the statements of operations, comprehensive loss, stockholders’ deficit and cash flows for the nine months ended September 30, 2018 and 2017, and the related notes are unaudited. These unaudited financial statements have been prepared in accordance with U.S. GAAP. In management’s opinion, the unaudited financial statements include all adjustments of a normal recurring nature necessary for the fair presentation of the Company’s statement of financial position and operating results for the periods presented.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts in the financial statements and notes thereto. Significant estimates and assumptions reflected in the financial statements include, but are not limited to, the estimated average playing period of payers that we use for revenue recognition, useful lives of property and equipment, accrued liabilities, income taxes, stock-based compensation expense and the evaluation of recoverability of long-lived assets. Actual results could differ materially from those estimates.

Revenue Recognition

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Updated (“ASU”) 2014-09, “Revenue from Contracts with Customers (Topic 606),” which requires revenue to be recognized when promised goods or services are transferred to customers in an amount that reflects the consideration that is expected to be received for those goods or services. We early adopted ASU 2014-09 (“ASC Topic 606”) on January 1, 2017 using the full retrospective transition approach. There was no impact of adopting the new standard.

We derive revenue from the sale of virtual items associated with our online games and the sale of advertising.

Online Game. We operate our games as live services that allow players to play for free. Within these games however, players can purchase virtual currency to obtain virtual goods or virtual goods directly (together, defined as “virtual items”) to enhance their game-playing experience. Payment is required at time of purchase and the purchase price is a fixed amount. Players can purchase our virtual items through Apple iTunes accounts and Google Play accounts. Payments from players for virtual items are non-refundable and relate to non-cancellable contracts that specify our obligations. Such payments are initially recorded to deferred revenue.

Our identified performance obligation is to display the virtual items within the game over the estimated life of the paying player. We recognize all revenue ratably over the estimated average playing period of payers. The transaction price is equal to the gross amount we request to be charged to our player because we are the principal in the transaction. The related platform and payment processing fees are recorded as cost of revenue in the period incurred.

We consider the estimated average playing period of a payer to begin at the time of a payer’s first purchase in the respective game and ending on a date when that paying player is deemed to be no longer playing. However, when a new game is launched and only a limited period of payer data is available for our analysis, we consider a number of factors to determine the estimated average playing period of payers, including audience retention and the estimated average playing period of games of a similar genre and with like characteristics within the Company’s portfolio of games and others within the industry, when available. If the estimated average playing period of payers increases on average, the amount of revenue that we recognize in a current or future period may be reduced, perhaps significantly. Conversely, if the estimated average playing period of payers decreases on average, the amount of revenue that we recognize in a current or future period may be accelerated, perhaps significantly.

Advertising. We have a contractual relationship with an advertising network for advertisements within our games. We are the principal and our performance obligation is to provide the inventory for advertisements to be displayed in our games.

The pricing and terms for our advertising arrangement is governed by a master contract which stipulates payment terms as 30 days subsequent to the end of the month. The transaction price is the product of the number of advertising units delivered (e.g., impressions, videos viewed, etc.) and the contractually agreed upon price per advertising unit, which is based on our revenue share stated in the contract. The number of advertising units delivered is determined at the end of each month, which resolves any uncertainty in the transaction price during the reporting period. Our performance obligation is satisfied over the life of the contract (i.e., over time), with revenue being recognized as advertising units are delivered.

Taxes Collected from Customers. We present taxes collected from customers and remitted to governmental authorities on a net basis within our statement of operations.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded at the original invoiced amount less an allowance for any potential uncollectible amounts. In evaluating our ability to collect outstanding receivable balances, we consider many factors, including the age of the balance, the customer’s payment history and current creditworthiness and current economic conditions that may affect our customers’ ability to pay. Bad debts are written off after all collection efforts have ceased. We do not require collateral from our customers.

Property and Equipment, Net

Property and equipment are recorded at historical cost less accumulated depreciation. Depreciation is recorded using the straight-line method over the estimated useful lives of the assets.

The estimated useful lives of property and equipment are as follows:

Property and Equipment	Useful Life
Computer equipment	3 years
Furniture and fixtures	2 years

Software Development Costs

We review internal use software development costs associated with new games or updates to existing games to determine if the costs qualify for capitalization. Our studio teams follow an agile development process, wherein the preliminary project stage remains ongoing until just prior to worldwide launch, at which time final feature selection occurs. As such, the development costs are expensed as incurred to research and development in our statement of operations. We have not capitalized any software development costs to date.

Fair Value Measurements

Our financial assets consist of accounts receivable and are stated at the net realizable amount, which approximates fair value. Our financial liabilities consist of accounts payable and accrued liabilities, which are stated at the invoiced or estimated payout amount, respectively, which approximate fair value, and debt. Our debt is recorded at carrying value on our balance sheets, but the estimates of fair value – which do not significantly vary from the carrying value – are based upon similar terms of observable transactions, which we consider level 2 inputs.

Stock-Based Compensation Expense

We estimate the fair value of stock options using a lattice option-pricing model. This model requires the use of the following assumptions:

•	the expected volatility of our Class A common stock, which is based on the volatilities of comparable public companies;
•	the risk-free interest rate, which is based on the Finnish Treasury rate in effect at the time of grant with maturities equal to the stock option award’s life;
•

the estimated fair value of common stock at each grant date, interpolated from common and preferred stock valuations. At each funding date, the fair value for common and preferred stock was estimated based on the purchase price of preferred stock using an option pricing model; and

•	the suboptimal exercise multiple, which is based on industry empirical analysis and consideration of the Company’s limited history of exercises.

If any of the assumptions used in the lattice option-pricing model change significantly, stock-based compensation expense for future awards may differ materially compared to awards previously granted. We record stock-based compensation expense for stock options on a straight-line basis over the vesting term.

We recognize stock-based compensation expense for restricted shares based on grant date fair value on a straight-line basis over the requisite service period for the entire award.

Stock-based compensation expense is recorded net of forfeitures as they occur.

Income Taxes

We account for income taxes using an asset and liability approach, which requires the recognition of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in our financial statements or tax returns. The measurement of current and deferred tax assets and liabilities is based on provisions of enacted tax laws at the end of the reporting period; the effect of future changes in tax laws or rates are not anticipated. If necessary, the measurement of deferred tax assets is reduced by the amount of any tax benefits that are not expected to be realized based on all available positive and negative evidence including scheduled reversals of deferred tax liabilities, projected future taxable income, tax-planning strategies and results of recent operations. The assumptions about future taxable income require the use of significant judgment and are consistent with the plans and estimates we are using to manage the underlying businesses.

We account for uncertain tax positions by reporting a liability for unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken in a tax return. We recognize interest and penalties, if any, related to unrecognized tax benefits in the provision for income tax.

Foreign Currency Transactions

We record foreign exchange transaction gains and losses resulting from the conversion of the transaction currency to functional currency, which includes gains and losses from the remeasurement of assets and liabilities, as a component of other income (expense), net. Net transaction gains included in other income (expense) totaled $0.2 million, $0.1 million and $0.1 million for the nine months ended September 30, 2018 (unaudited), nine months ended September 30, 2017 (unaudited) and year ended December 31, 2017, respectively.

Concentration of Credit Risk and Significant Customers

Financial instruments, which potentially expose us to concentrations of credit risk, consist primarily of cash and accounts receivable. Substantially all of our cash is maintained with one financial institution with a high credit standing. We perform periodic evaluations of the financial institution’s credit standing.

Accounts receivable are unsecured and represent amounts due to us based on contractual obligations where an executed contract exists. In cases where we are aware of circumstances that may impair a specific customer’s ability to meet its financial obligations, we record a specific allowance as a reduction to the account balance to reduce the receivable to its net realizable value.

Apple and Google are significant distribution, marketing, promotion and payment platforms for our games. Unity is the advertising network that serves advertisements in our games. All our revenue is generated from players who accessed our games through these platforms or were served advertisements in our games. As of September 30, 2018 (unaudited) and December 31, 2017,

46% and 52% of our accounts receivable, respectively, were amounts owed to us by Google, 45% and 36% of our accounts receivable, respectively, were amounts owed to us by Apple, and 9% and 12% of our accounts receivable, respectively, were amounts owed to us by Unity.

Advertising Expense

Costs for advertising are expensed as incurred. Advertising costs, which are included in sales and marketing expense, primarily consisting of player acquisition costs, totaled $57.3 million, $11.8 million and $23.2 million in the nine months ended September 30, 2018 (unaudited), nine months ended September 30, 2017 (unaudited) and the year ended December 31, 2017, respectively.

Recent Accounting Pronouncements

Issued But Not Yet Adopted

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842),” which requires a lessee to recognize assets and liabilities on the balance sheet for leases with lease terms greater than 12 months. The standard is effective for interim and annual periods beginning after December 15, 2018, with early adoption permitted. The Company is currently assessing this standard’s impact on its financial statements, but expects adoption of this new standard to increase reported assets and liabilities, specifically with respect to leased office facilities.

In August 2018, the FASB issued ASU 2018-15, “Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract”, which aligns the accounting for implementation costs incurred with a cloud computing arrangement accounted for as a service arrangement with the guidance in ASC Topic 350-40, Internal-Use Software to determine which implementation costs should be capitalized. The ASU permits either a prospective or retrospective transition approach and is effective for interim and annual periods beginning after December 15, 2019, with early adoption permitted. The Company is currently assessing this standard’s impact on its financial statements.

Issued And Adopted

In November 2015, the FASB issued ASU 2015-17, “Balance Sheet Classification of Deferred Taxes”, which requires that all deferred tax assets and liabilities be classified as non-current on the balance sheet, which is intended to simplify the presentation of deferred income taxes. We adopted the standard on January 1, 2017 on a retrospective basis and our deferred tax assets and liabilities are now classified as non-current in our balance sheets.

In March 2016, the FASB issued ASU 2016-09, “Stock Compensation (Topic 718): Improvements to Employee Shared-Based Payment Accounting,” which simplifies and improves several aspects of the accounting for employee share-based payment transactions. The new guidance requires companies to record excess tax benefits and tax deficiencies as income tax benefit or expense in the statement of operations when the awards vest or are settled, eliminates the requirement to reclassify cash flows related to excess tax benefits from operating activities to financing activities on the statement of cash flows and provides the option to recognize share-based compensation expense with actual forfeitures recognized as they occur, rather than estimate expected forfeitures. We early adopted the standard on January 1, 2017. No impact was recognized upon adoption as the Company's share-based compensation expense is not deductible in the Finnish jurisdiction, thus no excess tax benefits were recognized, and forfeiture estimates prior to adoption were not significant.

In August 2016, the FASB issued ASU 2016-15, “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments,” which provides guidance on specific topics related to how certain cash receipts and cash payments are classified in the statement of cash flows. Later, in November 2016, the FASB issued ASU 2016-18, “Statement of Cash Flows (Topic 230): Restricted Cash,” which requires companies to include amounts generally described as restricted cash and restricted cash equivalents in cash and cash equivalents when reconciling beginning-of-period and end-of-period total amounts shown on the statement of cash flows. We early adopted both standards on January 1, 2017 using the retrospective transition approach, and there was no impact upon adoption, as we do not hold restricted cash and have not had cash inflows or outflows within the scope of the specific topics in ASU 2016-15.

In May 2017, the FASB issued ASU 2017-09, “Compensation-Stock Compensation (Topic 718),” which provides clarity and guidance on which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in ASC Topic 718. We adopted the standard on January 1, 2018, and recognized no impact upon adoption as the standard is applicable prospectively to all awards modified on or after the adoption date.

In June 2018, the FASB issued ASU 2018-07, “Improvements to Nonemployee Share-Based Payment Accounting,” which simplifies the accounting for share-based payments to nonemployees by aligning it with the accounting for share-based payments to employees, with certain exceptions. The standard is effective for interim and annual periods beginning after December 15, 2018 and early adoption is permitted, as long as the entity has adopted ASC 606. We early adopted this standard beginning January 1, 2017 and the impact upon adoption was not significant.

2. Revenue from Contracts with Customers

Disaggregation of Revenue

The following table presents our revenue disaggregated based on the geographic location of our players (in thousands):

	Year Ended December 31,	Nine Months Ended September 30,
	2017	2018	2017
		(unaudited)
United States	$4,179	$25,251	$1,432
Germany	1,153	7,922	281
Russia	1,164	6,848	347
All other countries(1)	3,613	26,609	1,143
Total revenue	$10,109	$66,630	$3,203

(1)No country, outside of those listed above, exceeded 10% of our total revenue.

Contract Balances

We receive payments from our customers based on the payment terms established in our contracts. Payments for online game revenue are required at time of purchase, are non-refundable and relate to non-cancellable contracts that specify our performance obligations. Such payments are initially recorded to deferred revenue and are recognized into revenue as we satisfy our performance obligations.

Payments for our advertising arrangement are due based on the contractually stated payment terms, which require payment within 30 days subsequent to the end of the month. Our right to payment from the customer is unconditional and therefore recorded as accounts receivable.

During the nine months ended September 30, 2018 (unaudited), we recognized $21.6 million of revenue that was included in the current deferred revenue balance on December 31, 2017; revenue recognized during the year ended December 31, 2017 and nine months ended September 30, 2017 (unaudited) that was included in the current deferred revenue balance after the adoption of ASC Topic 606 on January 1, 2017 was not significant.

The increase in accounts receivable during the nine months ended September 30, 2018 (unaudited) and year ended December 31, 2017 was driven by additional sales during the periods exceeding cash collections of current period and previously due amounts. The increase in deferred revenue during the same periods was driven by the sale of virtual items exceeding revenue recognized from the satisfaction of performance obligations during each respective period.

Unsatisfied Performance Obligations

All of our unsatisfied performance obligations relate to contracts with an original expected length of one year or less.

3. Property and Equipment, Net

Property and equipment, net consist of the following and are all located in Finland (in thousands):

	December 31,	September 30,
	2017	2018
		(unaudited)
Computer equipment	$27	$53
Furniture and fixtures	63	104
Total property and equipment, gross	$90	$157
Less accumulated depreciation	(14)	(45)
Total property and equipment, net	$76	$112

4. Income Taxes

The Company’s loss before income taxes for the nine months ended September 30, 2018 (unaudited), nine months ended September 30, 2017 (unaudited) and year ended December 31, 2017 were generated solely in Finland. The provision for (benefit from) income taxes consists of the following for the periods shown below (in thousands):

	Year Ended December 31,	Nine Months Ended September 30,
	2017	2018	2017
Current tax expense	$15	$2,573	$6
Deferred tax (benefit) expense	—	—	—
Provision for (benefit from) income taxes	$15	$2,573	$6

The reconciliation of statutory income tax provision to our effective income tax provision is as follows (in thousands):

	Year Ended December 31,	Nine Months Ended September 30,
	2017	2018	2017
Expected benefit from income taxes at Finnish statutory rate of 20%	$(5,238)	$(5,993)	$(2,864)
Stock-based compensation	220	180	70
Change in valuation allowance	5,037	8,233	2,802
Other	(4)	153	(2)
Actual provision for (benefit from) income taxes	$15	$2,573	$6

Deferred tax assets and liabilities are recognized for the future tax consequences of differences between the carrying amounts of assets and liabilities and their respective tax basis using enacted tax rates in effect for the year in which the differences are expected to be reversed. We had no deferred tax liabilities as of September 30, 2018 (unaudited) or December 31, 2017. Our deferred tax assets are as follows (in thousands):

	December 31,	September 30,
	2017	2018
		(unaudited)
Deferred tax assets:
Deferred revenue	4,394	13,862
Net operating loss carryforwards	1,618	—
Other	(33)	(7)
Total deferred tax assets	$5,979	$13,855
Less: Valuation allowance	(5,979)	(13,855)
Deferred tax assets, net	$—	$—

Due to our history of net operating losses, we believed it was more likely than not that as December 31, 2017 and September 30, 2018 (unaudited) our deferred tax assets would not be realized in future periods. The increase in the valuation allowance from December 31, 2017 to September 30, 2018 (unaudited) was the result of the build in the deferred tax asset related to deferred revenue, partially offset by the utilization of net operating loss carrryforwards.

We file income tax returns in Finland and are subject to examination for five years following the tax assessment year. All years since fiscal year 2013 remain open for potential examination.

5. Stockholders’ Deficit and Other Employee Benefits

Common and Preferred Stock

Our three classes of stock are Class A common stock, Class B preferred stock and Class C preferred stock. The following are the rights and privileges of our classes of common and preferred stock:

Dividends. The holders of outstanding shares of Class A, Class B and Class C stock are entitled to receive dividends out of funds legally available at the times and in the amounts which our Board of Directors may determine.

Voting Rights. Holders of our Class A, Class B and Class C stock are entitled to one vote per share.

Liquidation. Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributed in the following order:

•

Class C stockholders are entitled up to an amount equal to the initial amount purchased, plus any declared and unpaid dividends, or if greater, all cash and other assets distributable to Class C stockholders as if Class C stock had been converted to Class A.

•

Class B stockholders are entitled up to an amount equal to the initial amount purchased, plus any declared and unpaid dividends, or if greater, all cash and other assets distributable to Class B stockholders as if Class B stock had been converted to Class A.

•	Any remaining distributable assets after the above distributions shall be distributed ratably among each of the Class A, Class B and Class C stockholders.

Anti-dilutive features. Holders of Class B and Class C preferred stock are entitled to anti-dilutive protection features in the event the Company issues stock at a purchase price below the Class B or Class C stock price. In such an event, each holder of such stock with a higher original stock price shall be entitled to a weighted average anti-dilution adjustment in which they will receive additional shares of such stock.

Preemptive or Similar Redemption Rights. The Company has the first right (but not obligation) to redeem shares being transferred by an owner to any third party. The shareholders have the secondary redemption right (but not obligation).

Conversion. Our Class A common stock is not convertible into any other shares of our capital stock. Each share of our Class B and Class C preferred stock is convertible at any time, at the option of the holder, into one share of our Class A common stock.

On March 1, 2017, the Company entered into an agreement to sell 44,988 shares of the Company’s Class C stock through a private issuance. The stock was issued at $125.46 per share, for net proceeds totaling $5.6 million.

On January 26, 2018, the Company entered into an agreement to sell 7,823 shares of the Company’s Class C stock through a private issuance. The stock was issued at $524.64 per share, for net proceeds totaling $4.1 million.

Equity Incentive Plans and Stock-Based Compensation Expense

In 2017, we adopted the 2017 Equity Plan for the purpose of granting stock options to employees, directors and non-employees. The maximum allowable number of options authorized is 23,811 under the 2017 Equity Plan and any prior equity plans. In 2018, we adopted the 2018 Equity Plan which increased the total maximum allowable number of options to 27,927.

We recorded stock-based compensation expense related to grants of employee stock options and restricted shares in our statements of operations as follows (in thousands):

	Year Ended December 31,	Nine Months Ended September 30,
	2017	2018	2017
		(unaudited)
Cost of revenue	$14	$84	$10
Research and development	277	487	214
Sales and marketing	664	222	10
General and administrative	145	106	114
Total stock-based compensation expense	$1,100	$899	$348

Stock Option Activity

Stock options granted under our equity plans generally vest over two to four years, with most options vesting ratably over 48 months. The stock options generally have a contract term between 7 to 12 years and the related expense is determined using a lattice option pricing model on the date of grant.

The following table shows our stock option activity for the year ended December 31, 2017 and the nine months ended September 30, 2018 (unaudited) (in thousands, except weighted-average exercise price and weighted-average contractual term):

	Outstanding Options
	Stock Options	Weighted- Average Exercise Price	Aggregate Intrinsic Value of Stock Options Outstanding(1)	Weighted- Average Contractual Term (in years)
Balance as of December 31, 2016	11	$7.49	$419	9.01
Granted	7	$116.45
Forfeited, expired and cancelled	—	$—
Exercised	—	$—
Balance as of December 31, 2017	18	$49.49	$12,589	8.01
As of December 31, 2017
Exercisable options	7	$33.06	$5,134	8.01
Vested and expected to vest	18	$49.49	$12,589	8.01

Balance as of December 31, 2017	18	$49.49	$12,589	8.01
Granted (unaudited)	5	$611.18
Forfeited, expired and cancelled (unaudited)	(1)	$138.33
Exercised (unaudited)	(4)	$38.37
Balance as of September 30, 2018 (unaudited)	18	$200.46	$40,642	7.26
As of September 30, 2018 (unaudited)
Exercisable options (unaudited)	9	$45.36	$21,906	7.26
Vested and expected to vest (unaudited)	18	$200.46	$40,642	7.26

(1)

The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying stock option awards and the assessed fair value of our common stock as of December 31, 2016, December 31, 2017 and September 30, 2018 (unaudited).

The following table presents the weighted-average grant date fair value and related assumptions used to estimate the fair value of our stock options:

	Year Ended December 31,	Nine Months Ended September 30,
	2017	2018	2017
		(unaudited)
Expected lives, in weighted-average years	8.5	7.5	8.7
Suboptimal exercise multiple	2.8x	2.8x	2.8x
Risk-free interest rates	0.22%	0.08%	0.23%
Expected volatility	48%	45%	50%
Dividend yield	—	—	—
Weighted-average estimated fair value of stock options granted during the period	$212.86	$1,160.01	$49.64

The aggregate intrinsic value of stock options exercised during the nine months ended September 30, 2018 (unaudited) was $3.1 million. No stock options were exercised during the year ended December 31, 2017. The total grant date fair value of options that vested during the nine months ended September 30, 2018 (unaudited), nine months ended September 30, 2017 (unaudited) and year ended December 31, 2017 was $0.7 million, $0.1 million and $0.8 million, respectively.

As of September 30, 2018 (unaudited), total unrecognized stock-based compensation expense of $5.6 million related to unvested stock options is expected to be recognized over a weighted-average recognition period of approximately 3.6 years. As of December 31, 2017, total unrecognized stock-based compensation expense of $0.5 million related to unvested stock options was expected to be recognized over a weighted-average recognition period of approximately 2.7 years.

Escrowed Share Agreement

In accordance with the Company’s various shareholder agreements, restrictions were placed on the common shares held by the Company’s founders, which require each founder to provide the Company with service over a 36-month period, with such restrictions releasing ratably on a monthly basis. The release of any such restrictions upon completion of the requisite service period constitutes a compensatory plan and the cost is determined using the fair value of the common stock on grant date.  The compensation expense recorded during the nine months ended September 30, 2018 (unaudited), nine months ended September 30, 2017 (unaudited) and year ended December 31, 2017 was $0.2 million, $0.3 million and $0.3 million, respectively.

As of September 30, 2018 (unaudited), total unamortized stock-based compensation expense relating to the escrowed founder shares amounted to $0.4 million over a weighted average recognition period of approximately 1.4 years. As of December 31, 2017, total unrecognized stock-based compensation expense relating to escrowed founder shares amounted to $0.6 million over a weighted average recognition period of approximately 2.2 years.

Common Stock Reserved for Future Issuance

As of September 30, 2018 (unaudited) and December 31, 2017, we had 18,564 and 18,285 shares of common stock reserved for future issuance.

6. Leases

We have entered into operating leases primarily for office facilities and certain office equipment. Future minimum lease payments related to the Company’s leases are as follows (in thousands):

	As of December 31,	As of September 30,
	2017	2018
Year ending December 31:		(unaudited)
2018	$70	$58
2019	—	164
2020	—	23
2021	—	21
Thereafter	—	—
Total	$70	$266

Rent expense on operating leases totaled $0.1 million during the nine months ended September 30, 2018 (unaudited), $0.1 million during the nine months ended September 30, 2017 (unaudited) and $0.1 million during the year ended December 31, 2017, respectively.

7. Commitments

Marketing Commitments

As of December 31, 2017, future minimum purchase commitments for marketing services totaled $0.3 million, with the payment being satisfied during the nine months ended September 30, 2018. Future minimum purchase commitments for marketing services were insignificant as of September 30, 2018 (unaudited).

Credit Facility

The Company entered into a credit agreement (the “Credit Agreement”) on November 2, 2016, that provides for a one-year renewable revolving line of credit in an aggregate principal amount not to exceed the amount of the Company’s accounts receivable at any given time. Any loans drawn against the line of credit are subject to a fee of 5% per annum. The Credit Agreement also contains customary representations, warranties, affirmative and negative covenants, events of default and indemnification provisions in favor of the lenders.

The Company drew $0.2 million against the line of credit during 2017, which was repaid within the year. The Credit Agreement was terminated on November 30, 2017, with no early termination penalties incurred. Prior to the termination of the Credit Agreement, we were in compliance with all covenants.

Term Loan Agreement

On September 19, 2017, the Company entered into an agreement with certain of its shareholders, which provided the Company the ability to borrow up to €5.5 million. Loans under the agreement bear no interest and are required to be repaid within twelve months of issuance. Further, any loans under the agreement are convertible, at the option of the lenders, into the most senior class of common stock of the Company at the earlier of a significant equity financing or April 30, 2018. The conversion into shares upon a significant equity financing will be provided at a discount ranging from 10% to 20% depending on the date of the financing. Further, immediately prior to consummation of a change in control, the lenders have the option to receive either two times the amount of cash outstanding or to convert the amount of cash outstanding into the most senior class of stock.

The Company did not borrow any amount under the agreement and the agreement terminated on December 31, 2017.

Government Loans

The Company has entered into three separate loan agreements with the Finnish government (collectively, the “Government Loans”), with the following terms (loan issuance amounts in thousands):

Loan	Loan Issuance Date	Loan Issuance Amount (in Euro)	Loan Term	Loan Repayment Terms

Government Loan A	February 28, 2014	€117	Seven years	Four equal annual installments, beginning May 2018
Government Loan B	June 30, 2015	€354	Seven years	Four equal annual installments, beginning July 2019
Government Loan C	August 13, 2018	€750	Ten years	Five equal annual installments, beginning August 2024

The net proceeds from the Government Loans were used to support general company growth and development. The interest rate per annum for each loan is three percentage points lower than the base rate set by the Finnish Ministry of Finance, not to go below 1%. Interest is payable annually in arrears. As the loans were issued with a below market interest rate, the Company estimated the fair value of each loan at issuance date and recorded the benefit received within other current and non-current liabilities on the balance sheets. The benefits from the low interest rate are amortized over the term of the respective loan and included in interest expense on the statement of operations. The remaining unamortized benefit as of September 30, 2018 (unaudited) and December 31, 2017 was $0.4 million and $0.1 million, respectively.

The Government Loans contain customary representations, warranties, affirmative and negative covenants, events of default and indemnification provisions in favor of the lender. For all periods presented, we were in compliance with all covenants. Further, the loans become due in the event of a change in control or change in overall Company objectives. Refer to Note 8 – “Subsequent Events” for further discussion on a change in control event that took place to subsequent to September 30, 2018.

Our total future minimum payments based on outstanding principal are as follows (in thousands):

	As of December 31,	As of September 30,
	2017	2018
Year ending December 31:		(unaudited)
2018	$35	$—
2019	141	136
2020	141	136
2021	141	136
2022	106	102
Thereafter	—	871
Total	$564	$1,381

8. Subsequent Events

The Company has evaluated subsequent events through March 20, 2019, the date the financial statements as of and for the nine months ended September 30, 2018, as of and for the year ended December 31, 2017 and for the nine months ended September 30, 2017 were available for issuance.

On December 20, 2018, the shareholders and option holders of the Company executed a Share Sale and Purchase Agreement with Zynga, Inc. (“Zynga”), a U.S. company, pursuant to which, effective January 1, 2019, Zynga acquired 80% of all issued and outstanding share capital (including all rights to acquire share capital) of the Company in exchange for consideration of (a) $333.6 million in cash, (b) $30.0 million of cash that was deposited into an escrow account for a period of 18 months as security for general representations and warranties and (c) 63,794,746 shares of Zynga Class A common stock. Zynga will acquire the remaining 20% of the Company’s shares ratably for additional cash consideration during each of the three years following the closing (the “Step-In Period”), payable annually based upon the achievement of specified profitability metrics by the Company. Following the end of the Step-In Period, the Company will be a direct, wholly-owned subsidiary of Zynga.

On January 2, 2019, the acquisition closed consistent with the terms noted above.

Subsequent to the announcement of the acquisition by Zynga, the Finnish Government provided notice that all of the outstanding Government Loans are required to be repaid by May 31, 2019. As a result, we re-classified $0.8 million of the loan payable amount from long-term debt to current portion of long-term debt and $0.4 million of the associated unamortized benefit of the loans’ below market interest rates from non-current liabilities to current liabilities, in our balance sheet as of September 30, 2018.